                                                                    Exhibit 12.1

NALCO HOLDINGS LLC
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
(in millions, except ratios)

                                            PREDECESSOR                                                SUCCESSOR
                                   --------------------------------------------- -------------------------------------------------
                                    YEAR ENDED    YEAR ENDED    JANUARY 1, 2003   NOVEMBER 4, 2003     YEAR ENDED    YEAR ENDED
                                   DECEMBER 31,  DECEMBER 31,       THROUGH           THROUGH         DECEMBER 31,   DECEMBER 31,
                                       2001          2002      NOVEMBER 3, 2003   DECEMBER 31, 2003       2004          2005
-------------------------------------------------------------------------------- -------------------------------------------------

Earnings (loss) before income taxes   (82.4)        236.9          (85.3)             (32.5)             (50.9)         128.2
    Less income from equity
      investees, net                   (3.0)         (3.6)          (2.0)              (0.4)              (3.2)          (1.6)
    Plus income distributions from
      equity investees                  1.2           4.0            0.2                  -                6.0            4.1
Fixed charges                          51.5          46.9           40.6               52.7              229.6          241.8
                                      -----         -----          -----               ----              -----         ------
Earnings before fixed charges         (32.7)        284.2          (46.5)              19.8              181.5          372.5
                                      =====         =====          =====               ====             =======        ======

Computation of fixed charges:
Interest expense                       44.4          38.5           32.7               49.6              213.2          228.5
Capitalized interest                      -             -              -                  -                1.6            0.2
Estimated interest portion of
  rent expense                          7.1           8.4            7.9                3.1               14.8           13.0
                                      -----         -----          -----               ----              -----         ------
Fixed charges                          51.5          46.9           40.6               52.7              229.6          241.8
                                      =====         =====          =====               ====             =======        ======

                                      -----         -----          -----               ----              -----         ------
Ratio of earnings to fixed
  charges (1)                             -           6.1              -                  -                  -            1.5
                                      =====         =====          =====               ====             =======        ======

                                                 SUCCESSOR
                                     --------------------------------
                                      THREE MONTHS      THREE MONTHS
                                         ENDED             ENDED
                                     MARCH 31, 2005    MARCH 31, 2006
---------------------------------------------------------------------

Earnings (loss) before income taxes        30.3             26.3
    Less income from equity
      investees, net                       (0.8)            (0.7)
    Plus income distributions from
      equity investees                      1.3              0.4
Fixed charges                              58.3             61.7
                                          -----            -----
Earnings before fixed charges              89.1             87.7
                                          =====            =====

Computation of fixed charges:
Interest expense                           54.9             58.5
Capitalized interest                        0.2               --
Estimated interest portion of
  rent expense                              3.2              3.2
                                          -----            -----
Fixed charges                              58.3             61.7
                                          =====            =====

Ratio of earnings to fixed
  charges (1)                               1.5              1.4
                                          =====            =====

(1) Earnings were insufficient to cover fixed charges by $84.2 million for the year ended December 31, 2001, $87.1 million for the period from January 1, 2003 through November 3, 2003, $32.9 million for the period from November 4, 2003 through December 31, 2003 and $48.1 million for the year ended December 31,
2004. Accordingly, the ratio of earnings to fixed charges was less than 1:1.